NAME OF REGISTRANT
Franklin Value Investors Trust
File No. 811-05878

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

From Prospectus Supplement FVIT P1 07/16:

SUPPLEMENT DATED JULY 18, 2016
TO THE PROSPECTUS DATED MARCH 1, 2016 OF
FRANKLIN SMALL CAP VALUE FUND
(a series of Franklin Value Investors Trust)

IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY

The Prospectus is amended as follows:

I.	The first paragraph under the "FUND SUMMARIES" - "Franklin
Small Cap Value Fund" - "Principal Investment Strategies" section, on page 43, is replaced with the following:

Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) under $3.5 billion at the time of purchase.
Effective September 30, 2016, the definition of small-cap companies will be revised to read as follows: Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) not exceeding either: 1) the highest market capitalization in the Russell 2000 Index; or 2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase. As of May 31, 2016, the highest market capitalization in the Russell 2000 Index was $5.96 billion.

II.	Effective September 30, 2016, the first paragraph
under the "FUND DETAILS" - "Franklin Small Cap Value Fund" -
"Principal Investment Policies and Practices" section, on page 71, is replaced with the following:

Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Shareholders will be given at least 60 days' advance notice of any change to this 80% policy. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) under $3.5 billion at the time of purchase. Effective September 30, 2016, the definition of small-cap companies will be revised to read as follows: Under normal market conditions, the Fund invests at least 80% of its net assets in investments of small-capitalization (small-cap) companies. Small-cap companies are companies with market capitalizations (the total market value of a company's outstanding stock) not exceeding either: 1) the highest market capitalization in the Russell
2000 Index; or 2) the 12-month average of the highest market capitalization in the Russell 2000 Index, whichever is greater, at the time of purchase. As of May 31, 2016, the highest market capitalization in the Russell 2000 Index was $5.96 billion.